Exhibit 10(k)

SUPERIOR TELECOM INC.

SEVERANCE PAY PLAN

(Effective as of April 10, 2003)

INTRODUCTION

The purpose of the Plan is to enable the Company to offer certain protections to employees of the Employer if their employment is terminated by the Employer without Cause.  Capitalized terms and phrases used herein shall have the meanings ascribed thereto in Article I.

ARTICLE I.
DEFINITIONS

1.1                                 “Affiliate” shall mean each of the following: (i) any Subsidiary; (ii) any Parent; (iii) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Affiliates; and (iv) any other entity in which the Company or any of its Affiliates has a material equity interest and which is designated as an “Affiliate” by resolution of the Committee.

1.2                                 “Applicable Percentage” shall mean the percentage set forth in Appendix A hereto.

1.3                                 “Base Pay” shall mean the Participant’s annual base salary from the Employer payable at the rate applicable to the Participant on the Effective Date or, if greater, for Participants in Tiers II, III, IV or V, the rate applicable to the Participant on the date immediately prior to the Participant’s termination of employment.  Base Pay shall be determined as reflected on the Employer’s payroll records and shall not include bonuses, overtime pay, shift premiums, commissions, employer contributions for benefits or other additional compensation.  For purposes hereof, a Participant’s Base Pay shall include (i) any salary reduction contributions made on his or her behalf to any plan of the Employer under Section 125, 132(f) or 401(k) of the Code and (ii) compensation deferred by the Participant under any deferred compensation plan of the Employer.

1.4                                 “Board” shall mean the board of directors of the Company from time to time.

1.5                                 “Cause” shall mean (with regard to a Participant’s termination of employment with the Employer):  (A) a Participant’s gross negligence or willful misconduct with regard to the Employer or its assets; (B) a Participant’s misappropriation or fraud with regard to the Employer or its assets (other than good-faith expense account disputes); (C) a Participant’s conviction of, or the pleading of guilty or nolo contendere to, a felony or criminal offense punishable by a term of imprisonment (other than a traffic violation); or (D) a Participant’s material and willful refusal to perform services (for any reason other than illness or incapacity), which refusal continues more than 30 days after written notice from the Employer to the Participant setting forth the conduct constituting the breach.  A termination for Cause shall mean a termination by the Company effected by written notice given within 90 days of the occurrence of the Cause event.

1.6                                 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.7                                 “Committee” shall mean a committee appointed by the Board from time to time to administer the Plan.  Notwithstanding the foregoing, if, and to the extent that no Committee exists which has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board and all references herein to the Committee shall be deemed to be references to the Board.

1.8                                 “Company” shall mean Superior TeleCom Inc. and any successors as provided in Article V hereof.

1.9                                 “Disability” shall mean a Participant’s disability that would qualify as such under the Employer’s long-term disability plan without regard to any waiting periods set forth in such plan.

1.10                           “Effective Date” shall mean April 10, 2003.

1.11                           “Employer” shall mean the Company and any Affiliate.

1.12                           “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.13                           “Parent” shall mean any parent corporation of the Company within the meaning of Section 424(e) of the Code.

1.14                           “Participant” shall mean any employee of the Employer in salary bands 15 — 29 other than any employee whose employment is governed by the terms of a collective bargaining agreement between employee representatives (within the meaning of Code Section 7701(a)(46)) and the Employer.  No more than three individuals shall be designated as Tier I Participants, no more than 26 individuals shall be designated as Tier II Participants, no more than 49 individuals shall be designated as Tier III Participants, no more than 477 individuals shall be designated as Tier IV Participants and no more than 464 individuals shall be designated as Tier V Participants; provided, however, that the foregoing shall not preclude any employee of the Employer hired from the Effective Date from being included in the applicable Tier.

1.15                           “Plan” shall mean the Superior TeleCom Inc. Severance Pay Plan.

1.16                           “Plan Effective Date” shall mean the date a confirmed plan of reorganization for the Company becomes effective.

1.17                           “Severance Benefit” shall mean a severance benefit calculated in accordance with Section 2.1 below.

1.18                           “Subsidiary” shall mean any corporation that is defined as a subsidiary corporation in Section 424(f) of the Code.

ARTICLE II.
BENEFITS

2.1                                 Eligibility for Benefits.  Upon the Participant’s termination of employment by the Employer without Cause, subject to Sections 2.3, 2.4 and 2.5 below, the Participant shall be entitled to a Severance Benefit under the Plan equal to the Participant’s Base Pay multiplied by the Applicable Percentage; provided, however, that in the event that a Participant is terminated without Cause prior to the Plan Effective Date, (a) a Tier I Participant’s Severance Benefit shall be reduced by 35% of the Stay Bonus paid to such Participant under the Superior TeleCom Inc. Key Employee Retention Plan prior to such termination, but not below zero and (b) a Tier II Participant’s Severance Benefit shall be reduced by 25% of the Stay Bonus paid to such Participant under the Superior TeleCom Inc. Key Employee Retention Plan prior to such termination, but not below zero.  A Participant shall not be entitled to a Severance Benefit if the Participant’s employment is terminated (i) by the Employer for Cause, (ii) by the Participant for any reason, or (iii) on account of the Participant’s retirement, death or Disability.  The maximum aggregate amount of Severance Benefits paid under the Plan shall not exceed $1,349,000 to all Participants in Tier I, $4,248,000 to all Participants in Tier II and $5,500,000 to all Participants in Tiers III, IV and V.

2.2                                 Form of Benefit.  Any Participant entitled to a Severance Benefit pursuant to Sections 2.1 shall receive such benefit in the form of a lump sum payable in cash within ten (10) business days (or at such earlier time as required by applicable law) following his or her termination of employment by the Employer without Cause.

2.3                                 No Duty to Mitigate/Set-off.  No Participant entitled to receive a Severance Benefit hereunder shall be required to seek other employment or to attempt in any way to reduce any amounts payable to him or her pursuant to this Plan.  Further, the amount of the Severance Benefit payable hereunder shall not be reduced by any compensation earned by the Participant as a result of employment by another employer or otherwise.  Except as provided herein, the amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Employer may have against the Participant or others, including without limitation, any severance or termination benefits provided under any other agreement, plan, program or arrangement maintained or sponsored by the Employer.  Notwithstanding the foregoing, if any termination payments made to a Participant by the Employer are related to an actual or potential liability under the Worker Adjustment and Retraining Notification Act (WARN) or similar law, such amounts shall reduce (offset) the Participant’s Severance Benefit under this Plan.  In the event of the Participant’s breach of any provision hereunder, including without limitation, Sections 2.4 and 2.5, the Company shall be entitled to recover any payments previously made to the Participant hereunder to the maximum extent permitted by law.

2.4                                 Release Required.  Any amounts payable pursuant to this Plan shall only be payable if the Participant delivers to the Company a release of all claims of any kind whatsoever that the Participant has or may have against the Employer and its affiliates and their officers, directors and employees known or unknown as of the date of his or her termination of employment (other than claims to payments specifically provided hereunder, claims under COBRA, claims to vested accrued benefits under the Employer’s tax-qualified employee benefit plans, claims for reimbursement under the Company’s executive medical reimbursement program for any unreimbursed medical expenses incurred on or before the Participant’s date of termination, claims for unreimbursed business expenses in accordance with the Company’s policy or rights of indemnification or contribution to which the Participant was entitled under the Company’s By-laws, the Company’s Certificate of Incorporation or otherwise with regard to the Participant’s service as an employee, officer or director of the Company) occurring up to the release date in such form as reasonably requested by the Company.

2.5                                 Restrictive Covenants.

(a)                                  Non-Competition.  As a condition of the receipt of any Severance Benefit by any Tier I Participant or Tier II Participant, the Participant agrees that so long as he or she is employed by the Employer and for the one year period following his or her termination of employment for any reason, the Participant will not, directly or indirectly, without the prior written consent of the Employer, enter into Competition with the Employer.  “Competition” means participating, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever with or for any business in competition with and in the same geographic area as any business conducted by the Employer, with regard to which the Participant had responsibilities or had access to confidential information, while employed by the Employer; provided, however, that Competition shall not include participating, directly or indirectly, in any capacity whatsoever for any entity which has an agreement with the Company permitting it to compete with the Company.

(b)                                 Confidentiality.  As a condition of the receipt of any Severance Benefit, the Participant is deemed to agree and understand that he or she will hold in a fiduciary capacity for the benefit of the Employer all secret or confidential information, knowledge or data relating to the Employer, and their respective businesses, which will have been obtained by the Participant during his or her employment by the Employer and which will not be or become public knowledge (other than by acts by the Participant or his or her representatives in violation of this Section 2.5(b)).  The Participant will not, except as may be required to perform his or her duties for the Employer or as may otherwise be required by law or legal process, without limitation in time or until such information will have become public or known in the Employer’s industry (other than by acts by the Participant or his or her representatives in violation of this Section 2.5(b)), communicate or divulge to others or use, whether directly or indirectly, any such information, knowledge or data regarding the Employer, and their respective businesses.

(c)                                  Non-Solicitation of Customers.  The Participant further agrees that so long as he or she is employed by the Employer and for the one year period following his or her termination of employment for any reason (the “Restricted Period”), he or she will not, directly or indirectly, influence or attempt to influence customers or suppliers of the Employer to divert their business to any competitor of the Employer.

(d)                                 Non-Solicitation of Employees.  The Participant further agrees that during the Restricted Period, he or she will not, directly or indirectly, solicit or recruit any non-administrative or non-clerical employee of the Employer for the purpose of being employed by the Participant or by any competitor of the Employer on whose behalf the Participant is acting as an agent, representative or employee and that the Participant will not convey any such confidential information or trade secrets about other employees of the Employer to any other person.

(e)                                  Injunctive Relief.  As a condition of the receipt of any Severance Benefit, it is further expressly agreed that the Employer will or would suffer irreparable injury if the Participant were to compete with the Employer in violation of this Section 2.5 and that the Employer would by reason of such Competition be entitled to injunctive relief in a court of appropriate jurisdiction and the Participant further consents and stipulates to the entry of such injunctive relief in such court prohibiting him or her from competing with the Employer in violation of this Section 2.5.

(f)                                    Survival of Provisions.  The obligations contained in this Section 2.5 will survive the termination of the Participant’s employment with the Employer and will be fully enforceable thereafter.  If it is determined by a court of competent jurisdiction in any state that any restriction in these restrictive covenants is excessive in duration or scope or extends for too long a period of time or over too great a range of activities or in too broad a geographic area or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state or jurisdiction.

ARTICLE III.
FUNDING

This Plan shall be funded out of the general assets of the Company as and when benefits are payable under this Plan.  All Participants shall be solely unsecured creditors of the Company and, if a bankruptcy proceeding of the Company is pending, the Participants shall be solely unsecured creditors of the Company with administrative priority.  If the Company decides in its sole discretion to establish any advance accrued reserve on its books against the future expense of benefits payable hereunder, or if the Company decides in its sole discretion to fund a trust under this Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of this Plan.

ARTICLE IV.
ADMINISTRATION OF THE PLAN

4.1                                 Plan Administrator.  The general administration of the Plan on behalf of the Company (as plan administrator under Section 3(16)(A) of ERISA) shall be placed with the Committee.

4.2                                 Reimbursement of Expenses of Plan Committee.  The Company shall pay or reimburse the members of the Committee for all reasonable expenses incurred in connection with their duties hereunder.

4.3                                 Action by the Plan Committee.  Decisions of the Committee shall be made by a majority of its members attending a meeting at which a quorum is present (which meeting may be held telephonically), or by written action in accordance with applicable law.  Subject to the terms of this Plan and provided that the Committee acts in good faith, the Committee shall have the authority to determine a Participant’s participation and benefits under the Plan and to interpret and construe the provisions of the Plan.

4.4                                 Delegation of Authority.  The Committee may delegate any and all of its powers and responsibilities hereunder to other persons by formal resolution filed with and accepted by the Board.  Any such delegation shall not be effective until it is accepted by the Board and the persons designated and may be rescinded at any time by written notice from the Committee to the person to whom the delegation is made.

4.5                                 Retention of Professional Assistance.  The Committee may employ such legal counsel, accountants and other persons as may be required in carrying out its work in connection with the Plan.

4.6                                 Accounts and Records.  The Committee shall maintain such accounts and records regarding the fiscal and other transactions of the Plan and such other data as may be required to carry out its functions under the Plan and to comply with all applicable laws.

4.7                                 Claims/Disputes Procedure.

(a)                                  Any claim by a Participant or beneficiary (“Claimant”) with respect to eligibility, participation, contributions, benefits or other aspects of the operation of the Plan shall be made in writing to the Committee. The Committee shall provide the Claimant with the necessary forms and make all determinations as to the right of any person to a disputed benefit.  If a Claimant is denied benefits under the Plan, the Committee or its designee shall notify the Claimant in writing of the denial of the claim within 90 days (such period may be extended to 180 days) after the Plan receives the claim, provided that in the event of special circumstances such period may be extended.

(b)                                 If the initial 90 day period is extended, the Committee or its designee shall, within 90 days of receipt of the claim, notify the Claimant in writing of such extension.  The written notice of extension will indicate the special circumstances requiring the extension of time and provide the date by which the Committee expects to make a determination with respect to the claim.  If the extension is required due to the Claimant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Claimant until the earlier of (i) the date on which the Claimant responds to the Plan’s request for information or (ii) expiration of the 45 day period commencing on the date that the Claimant is notified that the requested additional information must be provided.  If notice of the denial of a claim is not furnished within the required time period described herein, the claim shall be deemed denied as of the last day of such period.

(c)                                  If the claim is wholly or partially denied, the notice to the Claimant shall set forth:

(i)                                     the specific reason or reasons for the denial;

(ii)                                  specific reference to pertinent Plan provisions upon which the denial is based;

(iii)                               a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary;

(iv)                              appropriate information as to the steps to be taken and the applicable time limits if the Claimant wishes to submit the adverse determination for review; and

(v)                                 a statement of the Claimant’s right to bring a civil action under            Section 502(a) of ERISA following an adverse determination on review (collectively, the “Notice Requirements”).

(d)                                 If the claim has been denied, the Claimant may submit the claim for review.  Any request for review of a claim must be made in writing to the Committee no later than 60 days after the Claimant receives notification of denial or, if no notification was provided, the date the claim is deemed denied.  The claim will then be reviewed by the Committee.  The Claimant or his duly authorized representative may:

(i)                                     upon request and free of charge, be provided with access to, and copies of, relevant documents, records, and other information relevant to the Claimant’s claim; and

(ii)                                  submit written comments, documents, records, and other information relating to the claim.  The review of the claim determination shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial claim determination.

(e)                                  The decision of the Committee shall be made within 60 days (such period may be extended to 120 days)  after receipt of the Claimant’s request for review, unless special circumstances require an extension.

(f)                                    If the initial 60 day period is extended, the Committee or its designee shall, within 60 days of receipt of the claim, notify the Claimant in writing of such extension.  The written notice of extension will indicate the special circumstances requiring the extension of time and provide the date by which the Committee expects to make a determination with respect to the claim.  If the extension is required due to the Claimant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Claimant until the earlier of (i) the date on which the Claimant responds to the Plan’s request for information or (ii) expiration of the 45 day period commencing on the date that the Claimant is notified that the requested additional information must be provided. If notice of the denial of a claim is not furnished within the required time period described herein, the claim shall be deemed denied as of the last day of such period.

(g)                                 If an extension of time is required, the Claimant shall be notified in writing of such extension.  The written notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to make a determination with respect to the claim.  If the extension is required due to the Claimant’s failure to submit information necessary to decide the claim on review, the period for making the determination will be tolled from the date on which the extension notice is sent to the Claimant until the earlier of (i) the date on which the Claimant responds to the Plan’s request for information or (ii) expiration of the 45-day period commencing on the date that the Claimant is notified that the requested additional information must be provided.  In any event, a decision shall be rendered not later than 120 days after receipt of the request for review.  If notice of the decision upon review is not furnished within the required time period described herein, the claim on review shall be deemed denied as of the last day of such period.

(h)                                 The Committee’s decision on the Claimant’s claim for review will be communicated to the Claimant in writing.  If the claim on review is denied, the notice to the Claimant shall provide a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim, and also set forth the Notice Requirements (other than subsection (c)(iv)).

(i)                                     The claims procedures set forth in this section are intended to comply with U.S. Department of Labor Regulation § 2560.503-1 and should be construed in accordance with such regulation.  In no event shall it be interpreted as expanding the rights of Claimants beyond what is required by U.S. Dept. of Labor § 2560.503-1.

(j)                                     A Claimant shall not be required to exhaust all administrative remedies under this Section 4.7 prior to commencing any action in Federal court.

4.8                                 Indemnification.  The Committee, its members and any person designated pursuant to Section 4.4 above shall not be liable for any action or determination made in good faith with respect to the Plan.  The Company shall, to the extent permitted by law, by the purchase of insurance or otherwise, indemnify and hold harmless each member of the Committee and each director, officer and employee of the Company for liabilities or expenses they and each of them incur in carrying out their respective duties under this Plan, other than for any liabilities or expenses arising out of such individual’s willful misconduct or fraud.

ARTICLE V.
AMENDMENT AND TERMINATION

The Company reserves the right to amend or terminate, in whole or in part, any or all of the provisions of this Plan at any time, provided that in no event shall any amendment reducing the benefits provided hereunder or any Plan termination be effective prior to the first anniversary of the Plan Effective Date.

ARTICLE VI.
SUCCESSORS

For purposes of this Plan, the Company shall include any and all successors and assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company and such successors and assignees shall perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.  In such event, the term “Company”, as used in this Plan, shall mean the Company, as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Plan.

ARTICLE VII.
MISCELLANEOUS

7.1                                 Rights of Participants.  Nothing herein contained shall be held or construed to create any liability or obligation upon the Employer to retain any Participant in its service.  All Participants shall remain subject to discharge or discipline to the same extent as if this Plan had not been put into effect.

7.2                                 Governing Law.  This Plan shall be governed by the laws of the State of New Jersey (without reference to rules relating to conflicts of law).

7.3                                 Withholding.  The Employer shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to this Plan.

7.4                                 Severability.  In case any provision of this Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of this Plan unless such determination shall render impossible or impracticable the functioning of this Plan, and in such case, an appropriate provision or provisions shall be adopted so that this Plan may continue to function properly.

7.5                                 Assignment and Alienation.  The benefits payable to the Participant under the Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind and any attempt to cause any benefits to be so subjected shall not be recognized.

7.6                                 Communications.  All announcements, notices and other communications regarding this Plan will be made by the Employer in writing.

7.7                                 ERISA Plan.  The Plan is intended to be an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA.

7.8                                 Entire Agreement.  Except for the Superior TeleCom Inc. Change in Control Severance Pay Plan, this Plan sets forth the entire understanding of the Employer with respect to the subject matter hereof and supersedes all existing severance plans, agreements and understandings (whether oral or written) between the Employer and the Participants with respect to the subject matter herein.

APPENDIX A

Applicable Percentages

Employee Tier	Salary Band	Applicable Percentage
Tier I	27 – 29(1)	150%
Tier II	24 – 26	100%
Tier III	23	75%
Tier IV	19 – 22	50%
Tier V	15 – 18	25%

1.                                       COO and General Counsel shall be included in Tier II for purposes of the Plan.